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                                                                Exhibit 5.1

                                  Letterhead of
                             Goldstein & DiGioia LLP
                              369 Lexington Avenue
                            New York, New York 10017
                               Tel. (212) 599-3322
                               Fax. (212) 557-0295



                                 March 24, 1998



Rollerball International Inc.
9255 Doheny Road Suite 2705
Los Angeles CA 90069

                  Re:      Rollerball International Inc.
                           Registration Statement on Form SB-2
                           SEC File No. 333-33567

Ladies/Gentlemen:

         We have reviewed Amendment No. 4 to the Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on March 24, 1998, (File No. 333-33567)(the "Registration Statement") under the Securities Act of l933, as amended (the "Act") by Rollerball International Inc., a Delaware corporation (the "Company"). The Registration Statement has been filed for the purpose of registering the securities described therein for offer and sale under the Act. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

         The share figures stated herein assume an offering price of $5.50 per share, the mid-point of the projected offering price of between $5.00 and $6.00 per share of common stock, $.00l par value per share ("Common Stock").

         This opinion has been rendered with respect to: (a) 1,437,500 shares of Common Stock (inclusive of the overallotment of 187,500 shares of Common Stock) (the "Offering Shares") of Common Stock,; (b)450,794 Shares issuable upon conversion of a total of $1,859,525 principal amount of 12% Debentures; (c) 225,397 shares of Common Stock issuable upon exercise of the 1996 Warrants; (d) 152,392 shares of Common Stock issued and outstanding in connection with the 1994 Warrants; (e) 140,000 issued and outstanding Bridge Shares; (f) 82,127 shares of Common Stock issuable upon exercise of the Agent Warrants; (g) 206,061 shares of Common Stock issuable in connection with the 1997 Loan.

         In connection with the opinions rendered herein, we have examined the Certificate of Incorporation as amended of the Company, its By-Laws, as amended, and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On


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the basis of  such examination, we are of the opinion that:

                  l. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

                  2. The Company has an authorized capitalization of 50,000,000 shares of Common Stock, $.00l par value per share and 10,000,000 shares of Preferred Stock, $.l0 par value per share.

                  3. The issued and outstanding 1,437,500 Offering Shares, 152,392 1994 Shares and 140,000 Bridge Shares have been duly authorized, sold and paid for as described in the Registration Statement, and are validly issued, fully paid and non-assessable.

                  4. The 450,794 Conversion Shares issuable upon conversion of the 12% Debentures (including any additional shares which may be issuable under the terms thereof as a result of any change in the offering price) have been duly authorized and when issued pursuant to the terms of the 12% Debentures, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

                  5. The 225,397 1996 Warrant Shares issuable upon exercise of the 1996 Warrants (including any additional shares which may be issuable under the terms thereof as a result of any change in the offering price) have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

                  6. The 82,127 Agent Warrant Shares issuable upon exercise of the Agent Warrants have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

                  7. The 206,061 1997 Loan Shares issuable upon closing of the offering in connection with the 1997 Loan (including any additional shares which may be issuable under the terms thereof as a result of any change in the offering price) have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                                         Very truly yours,


                                                         GOLDSTEIN & DIGIOIA LLP



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                                  Letterhead of
                             Goldstein & DiGioia LLP
                              369 Lexington Avenue
                            New York, New York 10017
                               Tel. (212) 599-3322
                               Fax. (212) 557-0295


                                 March 24, 1998



EDGAR and FEDERAL EXPRESS

Mr. Michael R. Clampitt
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Rollerball International Inc.
                  Form SB-2 Amendment No. 4
                  File No. 333-33567

Dear Mr. Clampitt:

         We are counsel to Rollerball International Inc. (the "Company") and are in receipt of your comment letter dated March 20, 1998. We have filed with the Commission Amendment No. 3 to the Registration Statement and have forwarded this letter in response to your March 20th comments. We have replied below utilizing your numbered comments as set forth in your letter (a copy of which is enclosed for your reference).

         1. The number of warrants set forth in footnote 1 on page 4 (the Offering) add up to 531,549 and therefore are consistent with the page 9 figure. These warrants include:

         the 82,127 Agent Warrants;

         the 99,025 warrants held by other persons (not being registered);

         the 125,000 Underwriters Warrants;

         the 225,397 1996 Warrants.


         Total 531,549 Warrants.



         2. We have inserted the language from the previous filing. It now appears on page 9. We had removed the language because the states had asked that we move it to page 24 of the MD&A. We have reconciled the information to our answer 1 above.



         3. We have inserted to page II-5 the requested undertaking language to supplement the registration statement or amend the prospectus in the event that the Underwriter releases lock-up agreements prior to the six month period.



         We thank you for your assistance in this matter. Please note that we anticipate requesting effectiveness as soon as Wednesday, March 25, 1998 We will advise you further and forward a request for effectiveness separately. We would appreciate receiving any comments as quickly as possible.




                                   Sincerely,


                                   Brian C. Daughney



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         Please acknowledge receipt of this letter by date stamping the enclosed copy and returning it in the enclosed envelope to our office.


                                                     Sincerely,




                                                     Brian C. Daughney
cc:      Jack Forcelledo
         Ken Teasdale